Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

W. Larry Cash Will Retire in May After Twenty Years of Service;

Thomas J. Aaron to Succeed Cash as Chief Financial Officer

FRANKLIN, Tenn. (February 22, 2017) – Community Health Systems, Inc. (NYSE: CYH) announced today that W. Larry Cash, President of Financial Services and Chief Financial Officer, will retire from his executive management position and the Company’s Board of Directors on May 16, 2017, the date of the Company’s 2017 annual meeting of stockholders. Cash has served as the Company’s Chief Financial Officer since joining the organization in September 1997 and was elected to the Board in 2001. The Board of Directors approved Cash’s retirement plans today. Upon his retirement, Cash will enter into a consulting agreement with the Company, under which he will advise the Company’s management team on issues related to healthcare finance, management and operations.

Thomas J. Aaron, who currently serves as Senior Vice President–Finance at Community Health Systems, will be appointed Chief Financial Officer immediately following Cash’s retirement. Aaron joined Community Health Systems in November 2016 after a 32-year career at Deloitte & Touche LLP. Aaron retired from Deloitte in October 2016 after serving as Tennessee Managing Partner and leading teams for many of the firm’s largest national healthcare provider and payer clients, including Community Health Systems, Inc., most recently in 2013.

Commenting on the announcement, Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc., said, “No one has been more involved or more influential in shaping the evolution of Community Health Systems over the past two decades than Larry Cash. I am extremely grateful to Larry for his significant contributions, and I am proud of all that we have accomplished. Larry’s business and financial expertise have been critical to our success and encompassed every aspect of the Company’s strategic initiatives, operations and financial management. He has capably guided us through billions of dollars in financial transactions, numerous acquisitions and divestitures, our IPO in 2000, and he has provided oversight for many of our corporate departments. Community Health Systems has relied on Larry’s vast knowledge, integrity and tireless work, and he will leave us positioned to build on our accomplishments well into the future. I wish Larry the very best in his retirement and, on behalf of our Board and everyone at Community Health Systems, we thank him for his outstanding service.”

Smith went on to say, “I am very pleased that Tom Aaron will transition into the role of CFO upon Larry’s retirement. Through his leadership role at Deloitte, Tom worked directly with our company as an audit partner for many years. Since joining our organization last November, Tom has been immersed in our financial operations, and he will continue to work closely with Larry to ensure a smooth transition of responsibilities. I am highly confident in Tom’s ability to help Community Health Systems achieve our strategic and financial objectives.”

Larry Cash is a 20-year veteran of Community Health Systems and has more than 30 years of management experience in the hospital and managed care sectors. Cash currently serves on the Board of Directors for Community Health Systems, Inc. and Cross Country Healthcare, Inc. Cash has been named one of the top three CFOs in the healthcare sector by Institutional Investor 11 times. He was named Business Tennessee’s first ever CFO of the Year in 2008. He also earned that distinction in the public companies category from the Nashville Business Journal in 2009 and went on to become recipient of the CFO Lifetime Achievement award from the Nashville Business Journal in 2014. Prior to joining Community Health Systems, Cash served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. Cash received his bachelor’s degree from the University of Kentucky. He is a Certified Public Accountant and is professionally affiliated with the American Institute of Certified Public Accountants, Tennessee Society of Certified Public Accountants, and the Healthcare Financial Management Association.

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Community Health Systems Announces Retirement of W. Larry Cash

February 22, 2017

Tom Aaron joined Community Health Systems as Senior Vice President–Finance in November 2016 after concluding a 32-year career at Deloitte. Aaron served as Deloitte’s Tennessee Managing Partner for ten years. His healthcare industry experience at Deloitte includes audits of public and private companies, strategy and operations improvement consulting, mergers and acquisitions, financing and public equity offering services, and participation in numerous board and committee meetings. As a Deloitte partner, Aaron was the lead client service and lead assurance partner on the Community Health Systems’ external audit from 1996 to 2003 and from 2008 to 2013. Aaron received his bachelor’s degree from the University of Kentucky and serves as a Master’s of Accounting Advisory Board member for the University of Kentucky and Vanderbilt University Owen Graduate School of Management.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 158 affiliated hospitals in 22 states with an aggregate of nearly 27,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding operating results and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

W. Larry Cash, 615-465-7000

President of Financial Services and Chief Financial Officer

or

Ross W. Comeaux, 615-465-7012

Senior Director – Investor Relations

Media Contact:

Tomi Galin, 615-628-6607

Senior Vice President, Corporate Communications, Marketing and Public Affairs

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